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                                                                  Exhibit (a)(1)


                       GLOBAL ALLIANCE FINANCE COMPANY, L.L.C.
                       A WHOLLY OWNED SUBSIDIARY OF Deutsche Bank North America 31 West 52nd Street
                       New York, NY 10019
                       Direct Line: 212-469-8276
                       Direct Fax:  212-469-7571

October 17, 1997

DavCo Restaurants, Inc.,
Southern Hospitality Corp. and a
Company to be Formed ("NewCo")
as joint and several co-borrowers
1657 Crofton Blvd.
Crofton, MD 21114


RE:  FRANCHISE LOAN FINANCING

Ladies and Gentlemen:

     We refer to the Summary of Terms and Conditions (the "Summary of Terms") for DavCo Restaurants, Inc., Southern Hospitality Corp. and a Company to be Formed ("NewCo") (the "Borrowers") attached hereto as Exhibit A. Global Alliance Finance Company, L.L.C. ( "GAFCo" or the "Lender") is pleased to confirm, based on the terms and conditions contained herein and in the Summary of Terms, its commitment to provide Loans in an aggregate principal amount of $180,000,000.00 (the "Loans") to the Borrowers.

     Our Commitment is subject to (i) the preparation, execution and delivery of legal documentation in form and substance satisfactory to us and our counsel incorporating the terms set forth herein and in the Summary of Terms, and (ii) the absence of any material adverse change in the business, property, assets, liabilities, condition (financial or otherwise), or prospects of the Franchise or Franchisor referred to herein since the date hereof or the Borrowers and its respective material subsidiaries and affiliates, taken individually and as a whole, since the date of the financial statements submitted with the loan application. FUNDING UNDER THIS COMMITMENT WILL NOT BECOME AVAILABLE UNTIL SATISFACTORY COMPLETION OF THE NEGOTIATION, EXECUTION AND DELIVERY OF SUCH DOCUMENTATION, AND THE PRIOR SATISFACTION OF THE CONDITIONS PRECEDENT TO FUNDING CONTAINED IN SUCH DOCUMENTATION.

     In consideration of the issuance of our Commitment, you hereby agree that, for a period of 120 days following your acceptance of this Commitment, you will not, directly or indirectly, engage in any discussions or negotiations with any person with respect to any transaction similar to that described herein, unless and until this Agreement is terminated by GAFCo or GAFCo fails to fund the Loans in contravention of its commitment hereunder.

     You agree to pay all reasonable costs and expenses (including the reasonable fees and expenses of our outside counsel and local counsel, the reasonable fees and expenses of third party consultants retained by us and our reasonable out-of-pocket expenses) arising in connection with the preparation, execution and delivery of this letter and the definitive financing agreements and our due diligence efforts with respect thereto regardless of whether the Loans closes or the effective date of the definitive financing agreements occurs. You further agree to indemnify and hold harmless us and each director, officer, employee and affiliate hereof (each an "indemnified person") in connection with any losses, claims, damage, liabilities or other expenses to which we or such indemnified persons may become subject, insofar as such losses, claims, damages, liabilities (or actions or other proceedings commenced or threatened in respect thereof) or other expenses arise out of or in any way relate to or result from the Loans or any other transaction contemplated by this letter or in any way arise from any use or intended use of this letter or the proceeds of any of the Loans contemplated by this letter, and you agree to reimburse us and each indemnified person for any legal or other expenses incurred in connection with investigating, defending or participating in any such loss, claim, damage, liability or action or other proceeding (whether or not we or any such person is a party to any action or proceeding out of which any such expenses arise), provided that you shall have no obligation hereunder to indemnify us or any indemnified person for any loss, claim, damage, liability or expense which resulted from the gross negligence or willful misconduct of GAFCo or such indemnified person. This letter is furnished for your benefit, and may not be relied upon by any other person or entity. We shall not be responsible or liable to you or any other person for consequential damages which may be alleged as a result of this letter.

     The provisions of the immediately preceding paragraph shall survive any termination of this letter.

     GAFCo reserves the right to employ the services of any of its affiliates in providing the services contemplated by this letter and to allocate, in whole or in part, to such affiliate certain fees payable to GAFCo in such manner as GAFCo and such


1               A wholly owned subsidiary of Deutsche Bank North America
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affiliate may agree in their sole discretion.  You acknowledge that GAFCo may share with any of its affiliates any information relating to you or the transaction contemplated by this letter.

     In consideration for GAFCo making available the commitment set forth in this letter, you shall pay to GAFCo, concurrently with your acceptance of this letter, a portion of commitment fee payable in connection with the credit facilities contemplated hereby, such portion to be in the amount of $835,000 (such portion of the commitment fee, the "Initial Commitment Fee"). Once paid, the Initial Commitment Fee shall be deemed to be fully earned and no portion thereof shall be refundable under any circumstances, except that, if GAFCo shall determine that it shall not consummate the financing contemplated hereby, GAFCo shall refund to you the excess, if any, of the Initial Commitment Fee over the sum of $250,000 plus all of GAFCo's out-of-pocket costs and expenses incurred in connection with this letter and the transactions contemplated hereby.

     If you are in agreement with the foregoing, please sign and return to us the enclosed copy of this letter. This offer shall terminate at 5:00 P.M., New York time, on October 23, 1997 unless a signed copy of this letter, together with your payment of the Initial Commitment Fee, has been delivered to us by such time. This letter may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

     You are not authorized to show or circulate this letter or the Summary of Terms to any other person or entity (other than your legal and financial advisors and NewCo's legal and financial advisors in connection with your evaluation hereof) until such time as you have accepted this letter as provided in the immediately preceding paragraph. If this letter is not accepted by you as provided in the immediately preceding paragraph, you are directed to immediately return this letter (and any copies hereof) to the undersigned.

     This Commitment shall not be assignable by you and any purported assignment shall be null and void. This letter and the Summary of Terms shall be governed by, and construed in accordance with, the laws of the State of New York

     We are pleased to be able to extend this Commitment to you and we look forward to continued work with you on this transaction.


Very truly yours,

GLOBAL ALLIANCE FINANCE COMPANY, L.L.C.


By:_____________________________        By:_____________________________
   Name                                    Name:
   Title:                                  Title:


AGREED AND ACCEPTED:

DAVCO RESTAURANTS, INC.                 COMPANY TO BE FORMED ("NEWCO")

                                        --------------------------------

By:_____________________________        By:_____________________________
   Name                                    Name:
   Title:                                  Title:


SOUTHERN HOSPITALITY CORP.


By:_____________________________
   Name
   Title:


One executed counterpart of this Commitment letter, accompanied by a check for the Initial Commitment Fee made payable to Global Alliance Finance Company, L.L.C. in the amount of $ 835,000.00 must be received by GAFCo no later than 5:00 p.m. New York time, October 23, 1997 addressed to GAFCo, 31 West 52d Street, NY, NY 10019 Attn.: Madlyn DeVivo, 23d Floor.


2               A wholly owned subsidiary of Deutsche Bank North America
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                                                                    Exhibit A to
                                                               Commitment Letter

                                        CONFIDENTIAL

                                 SUMMARY OF TERMS AND
                                 CONDITIONS FOR LOANS


     This Summary of Terms and Conditions summarizes the principal terms and conditions relating to the proposed Loans herein referred to. This Summary of Terms and Conditions does not purport to summarize all the terms, conditions, covenants, representations, warranties and other provisions which will be contained in definitive legal documentation for the financing contemplated hereby. In all cases, the terms of such definitive legal documentation will supersede the terms summarized herein.

1.   PARTIES

BORROWERS:          DavCo Restaurants, Inc.,
                    Southern Hospitality Corp. and a
                    Company to be Formed ("NewCo")

GUARANTOR:          FriendCo Restaurants, Inc.

FRANCHISE:          Wendy's Old Fashion Hamburgers

FRANCHISOR:         Wendy's International, Inc.

LENDER:             Global Alliance Finance Company, L.L.C.

2.   LOAN FACILITIES

LOAN AMOUNTS:       See Term Sheets attached as Exhibit C

LOAN FACILITIES:    Proceeds of the Loans may only be advanced on the date on
                    which the conditions to the Loans set forth in the definitive loan agreement (the "Loan Agreement") are satisfied or waived by the Lender (the "Closing Date"). No amount of the Loans once repaid may be reborrowed.

AMORTIZATION:       The Loans will be subject to consecutive monthly installment payments in amounts necessary to fully amortize the Loans on the terms set forth on Exhibit C.

INTEREST RATE AND
PAYMENT TERMS:      The first interest payment under the Loan Agreement will be payable in advance. Thereafter, interest will be payable monthly in arrears.

LATE PAYMENT FEE:   After the continuance of any payment default for 5
                    consecutive days, a late payment fee of 5% of any overdue amount shall be due and payable. In the event that such non-payment continues for 10 days or more, overdue amounts shall be subject to the late payment fee outlined above and in addition shall bear interest at an increased interest rate as provided in the Loan Agreement.

LOAN FEES:          The Borrowers shall pay a commitment fee (the "Commitment
                    Fee") equal to $2,205,000. The Lender acknowledges that the Borrowers have heretofore paid $750,000 of the Commitment
                    Fee, and that the Borrowers shall pay an additional $835,000
                    (referred to in the Commitment letter as the Initial
                    Commitment Fee) upon the Borrower's acceptance of the Commitment Letter, each of which payments shall be credited against the Commitment Fee. The remainder of the Commitment
                    Fee shall be payable on the Closing Date. Annexed to this term sheet is a schedule detailing such Commitment Fee.

                    If the closing of the Loans contemplated hereby shall not have occurred by April 1, 1998, the Borrowers shall pay to the Lender a termination fee of one-half of one percent (1/2%) of the aggregate principal amount of the Loans contemplated hereby; provided that, at the request of the Borrowers, upon the payment of such fee GAFCo shall extend the commitment to make available the Loan Facilities for an additional 90 days.

1              A wholly owned subsidiary of Deutsche Bank North America
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                    In addition to the foregoing fees, if prior to the closing of the Loans contemplated hereby and prior to April 1, 1998, the Borrowers shall, without the consent of the Lender, enter into an alternative financing arrangement with one or more lenders other than the Lender, the Borrowers shall pay to the Lender a break-up fee of one-half of one percent (1/2%) of the aggregate principal amount of the Loans contemplated hereby.

VOLUNTARY
PREPAYMENTS:        Loan 1and Loan 2 may be prepaid within the first 12 months,
                    Loan 3 may be prepaid within the first 24 months following the Closing Date, and Loans under the Forward Commitment may be prepaid prior to the date twelve months following the Closing Date, in each case upon 90 days notice and the payment of a 1% prepayment penalty of the principal amount of the Loans. Thereafter, voluntary prepayments of the Loans shall not be permitted prior to the later of (i) the fifth anniversary of the Closing Date or (ii) the date that is half-way between the Closing Date and the Maturity Date.
                    Thereafter, the Borrowers may, following notice, prepay all (but not less than all) of the outstanding principal balance of the Loans on selected prepayment dates and upon the payment of a yield maintenance-based prepayment penalty.
                    Loans, the interest rate of which is determined with reference to LIBOR, may be prepaid only on the last day of an interest period with respect thereto.

MANDATORY
PREPAYMENTS:        The amounts due under the Loans are subject to mandatory
                    prepayment upon a total loss, constructive total loss or condemnation of each Restaurant as collateralized under the Loans.

GUARANTEE:          All of the Loans and other obligations under the Loans shall be fully and unconditionally guaranteed by the Guarantor.

SECURITY:           All of the Loans will be secured by a lien on, and perfected security interest in, all assets of the Borrowers listed on Exhibit B hereto; provided that each of the Loans and the Forward Commitment listed on Exhibit C hereto will have a prior claim to the proceeds of the collateral set forth with respect to such Loan or Forward Commitment opposite the appropriate caption "Primary Collateral" on such Exhibit C.
                    All documentation evidencing the security required pursuant to the immediately preceding sentence shall be in form and substance satisfactory to the Lender, and shall effectively create first priority security interests in the property covered thereby, with such exceptions as are acceptable to the Lender in its sole discretion.

CONDITIONS
PRECEDENT:          The Loan Agreement will provide for conditions precedent to the funding of Loans 1, 2 and 3, and for the effectiveness of the Forward Commitment, typical for these types of facilities and any other conditions appropriate in the context of the transaction, but which in any event shall include (a) the Lender's satisfaction with the terms and documentation for the merger of NewCo with and into DavCo
                    Restaurants, Inc. (the "Merger"), and the satisfaction of all conditions precedent to the Merger, (b) receipt by the Lender of a solvency letter from a third-party valuation firm satisfactory to the Lender as to the solvency of the Borrowers after giving effect to the Merger, the borrowing of the Loans and the other transactions contemplated hereby, in form and substance satisfactory to the Lender, (c) evidence acceptable to the Lender as to the Borrowers' compliance with and good standing under all of the Franchise
                    Documents as of the Closing Date, and (d) delivery of security interest in all material leases and agreements and other documentation under Exhibit B.. The Lender will submit a closing memorandum to the Borrowers listing documents required to be provided by the Borrowers on or prior to the Closing Date.


                    The Loans under the Forward Commitment will be available subject to the satisfaction of such conditions precedent as are typical for such extensions of credit, including without limitation satisfaction of the condition set forth on Exhibit C with respect to the Forward Commitment opposite the caption "Unit Seasoning Requirements".

REPRESENTATIONS
 AND WARRANTIES:    The Loan Agreement will provide for representations and
                    warranties of the Borrowers typical for these types of facilities and any other representations and warranties appropriate in the context of the transaction.


2              A wholly owned subsidiary of Deutsche Bank North America
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COVENANTS:          The Loan Agreement will provide for covenants of the
                    Borrowers typical for these types of facilities and any other covenants appropriate in the context of the transaction including, but not limited to, restrictions on mergers and asset sales/purchases, debt obligations, liens, contingent obligations, termination, waivers or amendments of Franchise Documents; name changes; transactions with affiliates; distributions and dividends; use of proceeds and other covenants to be identified upon negotiation of the documentation.

                    The Borrowers will also be required to use their best efforts to cooperate with the Lender in arranging a securitization of the Loans, including, without limitation, providing such information to the Lender with respect to the Borrowers and their respective businesses as the Lender may reasonably require to include in a placement memorandum to be prepared in connection with such transaction, to make officers of the Borrowers available to potential investors in such transaction, and to coordinate any other financing transactions with such securitization.

EVENTS OF DEFAULT:  The Loan Agreement will provide for Events of Default typical for these types of facilities and any other covenants appropriate in the context of the transaction including Events of Default related to payment defaults, misrepresentations, covenant defaults; material defaults under Franchise Documents and other material contracts; cross-defaults to other material indebtedness; failure to have perfected liens of purported priority; termination of Loan Documents or Franchise Documents; bankruptcy; adverse judgments; abandonment of the Franchise; change of control of the Borrowers without Lender consent; and other defaults to be identified upon negotiation of the documentation.

ASSUMPTION:         The Loans may be assumed in full, but not in part, subject to approval by the Lender (and any other required party) of both the Borrower who is to assume the Loans and the transaction, and payment of a 1.50% assumption fee of the principal amount of the Loans and any related costs and expenses.

APPLICABLE LAW:     The Loan Agreement and related and security documents
                    (collectively, the "Loan Documents") will be governed by the laws of the State of New York, except that certain security documents may be governed by the laws of the state where the collateral is located to the extent necessary to grant the Lender a perfected security interest.


DOCUMENTATION:      The Commitment of the Lender hereunder is subject to the
                    negotiation and execution of definitive Loan Documents in form and substance satisfactory to the Lender in its sole discretion.

COSTS AND EXPENSES: The Borrowers shall pay all closing costs and reimburse the
                    Lender for all fees and other expenses incurred in connection with the closing of the Loans (including, but not limited to all consultant's fees, recording fees and taxes, lien searches and legal fees). All such costs will be deducted from the amounts to be drawn by the Borrowers under the Loans.


3              A wholly owned subsidiary of Deutsche Bank North America
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                                                                    Exhibit B to
                                                               Commitment Letter


                               DESCRIPTION OF SECURITY


     The Loans will be secured by a lien on, and perfected security interest in, all assets of the Borrowers, including, without limitation, all equipment, inventory, contract rights (other than rights under any contracts to the extent that such contracts by their terms prohibit the collateral assignment thereof), accounts, cash and other personal property of the Borrowers and the Borrower's real property interest (whether leasehold or fee) in the site on which the Restaurants are located (and all related fixtures, easements and other rights relating to the site). Such liens and security interests must constitute first liens on all property related to the Restaurant and all other assets of the Borrowers; PROVIDED that, in the case of property related to other franchises owned by the Borrowers, such liens may, in the discretion of the Lender, be junior and subordinate to any liens granted by the Borrowers to other lenders who financed such other franchises. The Loans will be cross-collateralized and cross-defaulted, but certain collateral will be subject to prior application to certain of the Loans as described in the Term Sheet opposite the caption "Primary Collateral."

     The Lender may, in its discretion, require if the Borrowers leases the site on which the Restaurant is located, landlord estoppels from the lessor (containing provisions in form and substance satisfactory to the Lender). A lenders title insurance policy covering the site will also be required in an amount and form satisfactory to the Lender.







1              A wholly owned subsidiary of Deutsche Bank North America
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                                                                    Exhibit C to
                                                               Commitment Letter


                                        Loan 1
                                        ------


LOAN AMOUNT:        $20,000,000 for designated locations consisting of 15
                    Restaurants.

INTEREST RATE:      The interest rate will be fixed at closing based upon the
                    30-year US Treasury Rate plus 325 basis points p.a.

TERM AND
AMORTIZATION:       Up to a 20-year term with equal monthly payments sufficient to amortize the principal balance over the term of the loan.

PRIMARY COLLATERAL: First-fee mortgage on 15 Restaurants. Perfected first security interest in all of the assets relating to and including the 15 Restaurants.


                                        Loan 2
                                        ------

LOAN AMOUNT:        $104,000,000 for designated locations consisting of 124
                    Restaurants.


INTEREST RATE:      The interest rate will be fixed at closing based upon the
                    10-year US Treasury Rate plus 350 basis points p.a.

TERM AND
AMORTIZATION:       Up to a 15-year term with equal monthly payments sufficient to amortize the principal balance over the term of the loan.

PRIMARY COLLATERAL: Perfected first security interest in all of the assets relating to and including the 124 Restaurants.







2              A wholly owned subsidiary of Deutsche Bank North America
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                                                                    Exhibit C to
                                                               Commitment Letter
                                                                       Continued

                                        Loan 3
                                        ------

LOAN AMOUNT:        $26,000,000 for designated locations consisting of 38
                    Restaurants.

INTEREST RATE:      The interest rate will be based upon the one-month LIBOR
                    plus 350 basis points p.a.  Rate setting will be monthly.
                    If the loan is converted to an amortizing loan within 2 years, the interest rate will be fixed at 10-year US
                    Treasury plus 350 basis points p.a.

TERM AND
AMORTIZATION:       Up to a two- (2-) year term with interest-only monthly
                    payments during the term of the loan. Principal reduction will occur upon the sale of Restaurants during life of the loan. At the end of the two- (2-) year floating period, the then outstanding principal balance of the loan will be converted to a 15-year term loan, subject to no material adverse change in the condition of the Borrowers.


PRIMARY COLLATERAL: First-fee mortgages on any real estate and improvements owned by the Borrowers under the Restaurants. Perfected first security interest in all assets of the 38 Restaurants.

LOAN ORIGINATION
FEE: 0.75% due upon execution of this proposal letter (the "Deposit"), and 0.75% of the loan balance if converted to a term loan after two (2) years.


                                  Forward Commitment
                                  ------------------

TOTAL COMMITMENT
AMOUNT:             $30,000,000.

TERM OF
COMMITMENT:         Two (2) years.

MULTIPLE DRAW
OPTION: $30,000,000 subject to a maximum of 75% of the business and realty value of the included newly constructed or acquired Restaurants, as determined by Deloitte & Touche, LLP.

UNIT SEASONING
REQUIREMENTS:       To be eligible for financing, the Restaurants pledged as
                    collateral for each loan must demonstrate sufficient cash flow to provide for a minimum combined Fixed Charge Coverage
                    Ratio of 1.20:1 for each of three consecutive months (not including the Franchises' opening month).

INTEREST RATE:      A fixed-rate to be determined based upon the term of each
                    loan. The spread for each loan will be subject to change based on the then prevailing market conditions.

TERM AND
AMORTIZATION:       Up to a 15-year term on newly constructed or acquired
                    Restaurants secured by the equipment and business value, and up to a 20-year term on newly constructed or acquired
                    Restaurants secured by real estate and Furniture, Fixtures
                    & Equipment. The monthly payment for each loan will be sufficient to amortize the principal balance over the term of the loan.

PRIMARY COLLATERAL: To be determined prior to the drawing of funds and based upon the assets of the individual Restaurants to be included in each financing. In addition, Loans originated under the Forward Commitment will be cross-collateralized and cross-defaulted with Loan 1, Loan 2 and Loan 3.

LOAN ORIGINATION
FEE: One time 0.50% of the principal amount of the Total Commitment Amount to be paid upon Commitment and 1.25% of each Loan Amount to be paid when funds are drawn.


3              A wholly owned subsidiary of Deutsche Bank North America